Exhibit 3.1

ARTICLES OF AMENDMENT

OF

OWENS & MINOR, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1. The name of the corporation is Owens & Minor, Inc. (the “Corporation”).

2. Article I of the Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

ARTICLE I.

Name

The name of the Corporation is Accendra Health, Inc.

3. The adoption of the amendment was duly approved by the board of directors of the Corporation on December 16, 2025. Shareholder approval of the amendment was not required pursuant to Section 13.1-706(B)(5) of the Code of Virginia.

4. The amendment shall become effective as of 11:59 p.m. Eastern Time on December 31, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its authorized officer on December 24, 2025.

OWENS & MINOR, INC.

By:	/s/ Heath H. Galloway
Name:	Heath H. Galloway
Title:	EVP, General Counsel & Corporate Secretary